Exhibit 1

MASTER SECURITIES LOAN AGREEMENT

This Master Securities Loan Agreement (the “Agreement”) is by and between Daniel Masters having an address of [Address] (the “Seller”) and Equities First Holdings, LLC, a Delaware limited liability company having a place of business at 10 West Market Street, Suite 3050, Indianapolis, IN 46204 (the “EFH”).

WITNESSETH

WHEREAS, the Seller has agreed to sell to EFH securities or stock of Coinshares International Ltd (CS.SS) in return for the payment of the purchase price by EFH to the Seller, with a simultaneous agreement and obligation by the Seller to repurchase equivalent securities or stock at a date certain against the payment of the repurchase price by Seller to EFH;

WHEREAS, EFH is willing to purchase the securities or stock, but only upon the terms and conditions contained herein, including, without limitation, the execution and delivery of certain agreements;

WHEREAS, the Seller is the sole legal and beneficial owner of the Securities; and

ACCORDINGLY, in consideration of and in order to induce EFH to execute and deliver the Master Securities Loan Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

SECTION 1

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Advanced Funds” shall have the meaning given to it in Section 2.6.

“Agreement” shall mean this Master Securities Loan Agreement, including any Exhibits or Schedules hereto and as amended or supplemented from time-to-time.

“Closing” shall have the meaning given to it in Section 2.1.

“Closing Statement” shall mean a statement in the form attached to this Agreement as Exhibit 1, which Closing Statement shall be delivered by EFH to the Seller in accordance with Section 2.6.

“Consultation Period” shall have the meaning given to it in Section 12.1.

“Currency” the parties agree that all loans shall be priced, closed, and funded in United States of American Dollars (“USD’’). If the Pledged Collateral is a security or instrument which is priced and traded in a market and currency other than USD, the parties agree to convert to USD for all purposes and calculate the currency exchange rate to USD from the currency of the market in which the security or instrument is traded as set forth herein.

“Currency Exchange Rate” the parties agree that to calculate the currency exchange rate from any currency other than USD into USD equivalent they will utilize and rely upon the Wall Street Journal (“WSJ”) U.S. Dollar foreign exchange rate daily closing price for the same three consecutive Exchange Business Days as utilized to establish the “Fair Market Value” (“FMV”) as defined herein and average the daily converted closing price for those same three days to establish the FMV.

“Default Early Termination Date” shall have the meaning given to it in Section 9.2.

“Default Floor” is initially, eighty percent (80%) of the FMP of the Securities used to determine the Purchase Amount at closing multiplied by the agreed upon percentage used to calculate the Purchase Price. Following the cure of a Valuation Event, the Default Floor is the FMP of the Securities used to calculate the deficit that resulted in the Valuation Event.

“Default Notice” shall have the meaning given to it in Section 9.2.

“Dispute” shall have the meaning given to it in Section 12.1.

“Event of Default” shall mean any of the events specified in Section 9 hereof.

“Exchange Business Day” shall mean any day that is a trading day on the national or international securities exchange for the Securities.

“Fair Market Price (FMP)” shall mean:

(a)	for purposes of the Closing Statement and Section 2.1, the average of the last sale price of the securities provided as Securities on three consecutive Exchange Business Days as reported on Bloomberg. For purposes of determining the Purchase Amount prior to Closing, the first day of pricing shall be the Verification Day; and

(b)	for the purpose of a Valuation Event, the average of the last sale prices of the securities provided as Securities on any three consecutive Exchange Business Days as reported by Bloomberg after the Closing Date and before the Repurchase Date.

“Fair Market Value (FMV)” shall mean the amount equating to the Fair Market Price multiplied by the number of Purchased Securities.

“HMRC” shall have the meaning given to it in Section 2.11.

“Interest Payment Date” shall have the meaning given to it in Section 2.2.

“Lien” shall mean, with respect to any asset, any mortgage, lien, charge, security interest or encumbrance of any kind in respect of such asset.

“Obligations” shall mean all obligations and liabilities of the Seller to EFH of every kind, nature and description, arising out of the Master Securities Loan Agreement or any documents delivered pursuant to it including, without limitation, (i) the payment in full when due of the Purchase Price and all interest thereon, the payment of all amounts payable by the Seller to EFH under the terms of the Master Securities Loan Agreement.

“Person” shall mean any individual, corporation, partnership, trust or other duly formed business entity.

“Purchase Amount” shall mean the amount equal to 63% of the Fair Market Value of the Securities, as defined in Section 1.1.

“Purchase Price” shall mean the price equating to 63% of the Fair Market Price of the Securities.

“Purchased Securities” shall mean the number of Securities sold or to be sold by Seller in accordance with Section 2.1.

“Repurchase Amount” shall mean the Repurchase Price multiplied by the number of Purchased Securities;

“Repurchase Date” or “Repurchase” shall mean the date specified in Section 2.5;

“Repurchase Price” shall mean the price equating to 63% of the Fair Market Price of the Securities.

“Securities” shall mean securities or stock sold as specified in Section 2.1 and any securities resulting from a split up, revision, reclassification of rights or warrant issue, or other like change of the Securities.

“Tax Deduction” shall have the meaning given to it Section 2.11.

“Term” shall have the meaning given to it in Section 2.5.

“Transaction Documents” shall mean collectively, this Agreement, the Closing Statement, the signed Term Sheet, and the Application and any supporting information provided by the Seller.

“Valuation Event” shall mean that the Fair Market Price of the Securities has fallen below the Default Floor.

“Verification Day” shall mean the Exchange Business Day after the Securities have been received and posted to EFH’s account prior to Closing.

1.2 Use of Defined Terms. Unless otherwise expressly specified herein, defined terms denoting the singular number shall, when in the plural form, denote the plural number of the matter or item to which such defined terms refer, and vice-versa. The Section, Schedule and Exhibit headings used in this Agreement are descriptive only and shall not affect the construction or meaning of any provision of this Master Securities Loan Agreement. Unless otherwise specified, the words “hereof,” “herein,” “hereunder” and other similar words refer to this Master Securities Loan Agreement as a whole and not just to the Section, subsection or clause in which they are used; and the words “this Agreement” refer to this Master Securities Loan Agreement. Unless otherwise specified, references to Sections, Recitals, Schedules and Exhibits are references to Sections of, and Recitals, Schedules and Exhibits to this Agreement.

1.3 Discretion. EFH and the Seller each have the discretion and right to elect to not proceed with the Agreement at any time up until the closing.

1.4 Statements as to Knowledge. Any statements, representations or warranties which are based upon the knowledge of the Seller shall be deemed to have been made after due inquiry with respect to the matter in question but without Seller being required to seek an opinion of counsel with respect thereto.

SECTION 2

AMOUNT AND TERMS OF AGREEMENT

2.1 Purchase Amount.

(a)	Subject to all of the terms and conditions of this Agreement, the Seller agrees to sell and EFH agrees to purchase the 100,000 of shares of Coinshares International Ltd. (CS.SS) (the “Securities”). EFH agrees to pay to the Seller the Purchase Amount. The Purchase Amount shall be paid by EFH in the Contractual Currency no later than the Closing Date (the “Closing”). The Purchase Amount shall be funded no later than the Closing Date and shall be memorialized in a Closing Statement in the form of Exhibit 1 hereto, which is hereby incorporated by reference.

(b)	The Seller and Lender have discussed that they each may elect to enter into additional transactions collateralized by additional tranches of this same security. The Lender agrees to make its best efforts to fund additional transactions on additional tranches of up to 300,000 shares in the aggregate contingent upon market conditions such as the share price, trading volume, number of shares issued and outstanding, and number of shares in the float, for example. Any subsequent additional transactions collateralized by additional shares of this same security, will be subject to the same terms and conditions as set forth in this Agreement except that the percentage of the Fair Market Value offered on the Securities and the number of shares shall be mutually agreed on by the parties on each and every subsequent tranche and the new starting date for the new loan shall be memorialized in the Tranche Loan Agreement form attached hereto as Exhibit 2. The Lender has the discretion and right to elect to not proceed with any loan transaction with the Seller up until the completion of the Closing.

2.2 Interest Rate.

(a)	The Seller shall pay to EFH simple interest on the Purchase Amount for the term of the Agreement at a fixed interest rate of 3.75%, per annum.

(b)	The Purchase Amount shall bear interest for each day from the Closing Date until the Repurchase Date. Interest on the Purchase Amount shall be computed on the basis of a 360-day year for the actual number of days elapsed and shall be due and payable every ninety (90) days from the Closing Date (each such date being an “Interest Payment Date”) for the preceding ninety (90) days.

(c)	The payment of interest will be overdue if not received by EFH within ten (10) calendar days of the due date. Any overdue interest payment shall incur a penalty of seven percent (7%) of the amount of interest due. If the overdue interest payment is not received by EFH within thirty (30) days of the original due date EFH will send a notice to the Seller advising the Seller that the Agreement will terminate under the default provisions of this Agreement if the payments due are not received by EFH within five (5) days from the date such final notice was sent.

(d)	At any time during the term of the Agreement, EFH, in its sole discretion, shall have the option to accept the dividends paid out on the Securities in lieu of collection Interest in the manner prescribed by this Section 2.2 (a)-(c). EFH may only exercise this option of the dividend is more than the per annum Interest. If EFH elects this option:

(i)	it shall send a notice to the Seller that it is invoking this Section 2.2(d) of the Agreement to retain the dividends issued on the Securities in lieu of accepting any further Interest payments (the “Interest Conversion Notice”);

(ii)	the Seller shall pay a maintenance fee of 1% of the Purchase Amount (the “Maintenance Fee”), computed on the basis of a 360-day year for the actual number of days elapsed and due and payable quarterly, which Maintenance Fee shall be due and payable in the same manner prescribed by this Section 2.2(b) and (c) as though it were the Interest payment;

(iii)	no further Interest payments shall be due and payable once EFH sends the Interest Conversion Notice, and EFH shall retain as Interest all dividends issued for the Securities, if any, until

I.	the Maturity Date,

2.	EFH revokes the Interest Conversion Notice in writing, in which case the procedures outlined in Sections 2.2(a)-(c) shall be reinstated, or

3.	the Agreement is terminated under Section 9 of this Agreement.

2.3 Prepayment. There is no prepayment of the Purchase Amount or of any interest due under this Agreement permitted during the Term except any payments to be received pursuant to a Change in Securities (as defined in Section 14.2) event. Seller acknowledges that if the Purchase Amount or any interest due under this Agreement are paid for any reason prior to the Repurchase Date, EFH will incur losses and damages and will be deprived the benefit of its bargain.

2.4 Placement Fee. Contemporaneous with the payment of the Purchase Price by EFH on the Closing Date, the Seller shall pay to EFH an agreed upon placement fee of 2% of the Purchase Amount. EFH is authorized to deduct the placement fee from the Purchase amount being borrowed.

2.5 Term of the Agreement.

(a)	The Purchase Amount together with all accrued interest thereon shall be due and payable three (3) years subsequent to the occurrence of the Closing Date (the “Maturity Date” or “Maturity”).

(b)	For each successive tranche, the Maturity Date will be three (3) years subsequent to the Closing Date, unless the tranches will mature less than thirty (30) days apart, in which case the Maturity Date will be three (3) years from the Closing Date plus thirty (30) days subsequent to the Maturity Date of the previous tranche.

(c)	The Maturity Date may be extended by EFH if mutually agreed upon in writing. A fee in the amount of 1% of the Purchase Amount (the “Extension Fee”) shall be due and payable within sixty (60) calendar days of the original Maturity Date. If EFH has not received the Extension Fee by no later than fifty-eight (58) calendar days prior to the original Maturity Date, this shall be an Event of Default under Section 9, which shall lead to termination and forfeiture of the Securities.

(d)	The term of the Agreement shall begin on the Closing Date and end on the Maturity Date (the “Agreement Tenn”). The Closing Date shall be set in accordance with Section 2.6 of this Agreement and the Closing Statement shall identify the Closing Date.

(e)	No later than ninety (90) calendar days prior to the Maturity Date, the Seller shall communicate to EFH in writing whether it intends to repay the Purchase Amount on the Maturity Date. No later than sixty (60) calendar days prior to the Maturity Date, the Seller shall provide proof of funds to repay the Purchase Amount plus any other Obligations due to EFH (as detailed in Section 2.10) on the Maturity Date (the “Proof of Funds”). If EFH has not received the Proof of Funds by no later than fifty-eight (58) calendar days prior to the Maturity Date, this shall be an Event of Default under Section 9, which shall lead to termination and forfeiture of the Securities.

2.6 Closing. On the same day that the Securities are delivered to EFH’s account, a portion of the Purchase Amount, One Hundred Fifty Thousand Dollars ($150,000.00 USD) (“Advanced Funds”) will be settled (paid) to the Seller’s account:

Bank/Institution Name	[Bank Name]
SWIFT Code	[Bank SWIFT Code]
Account Number	[Account Number]
Account Name	Mr. D L Masters
Correspondent Bank	[Correspondent Bank Name]
SWIFT Code	[Correspondent Bank SWIFT Code]

No later than three (3) Exchange Business Days after the Verification Day, assuming the conditions to EFH’s obligations set forth in Section 8 herein are satisfied, the remaining balance of the Purchase Amount shall be paid, the date of such payment being the “Closing Date”. EFH shall provide the Closing Statement to the Seller prior to the closing. On the Closing Date, the remaining balance of the Purchase Amount minus (less) the previously paid Advanced Funds, and any placement fee, shall be wired to the Seller’s account per the following instructions:

Bank/Institution Name	[Bank Name]
SWIFT Code	[Bank SWIFT Code]
Account Number	[Account Number]
Account Name	Mr. D L Masters
Correspondent Bank	[Correspondent Bank Name]
SWIFT Code	[Correspondent Bank SWIFT Code]

2.7 Application of Payments. Any funds received as payment from or on behalf of the Seller (whether pursuant to any of the terms and provisions of the Transaction Documents or otherwise) shall be applied by EFH to the following items in the following manner:

(i)	first, if applicable, to the payment to or reimbursement of EFH for any reasonable fees and expenses for which it is entitled to be paid or reimbursed pursuant to the Transaction Documents;

(ii)	second, to the payment of any accrued and unpaid interest due under the Agreement (after taking into account any dividend or other distributions received with respect to the Securities); and

(iii)	third, if such sums are paid at Repurchase to repay the Purchase Amount and any other Obligations.

2.8 Rights In the Securities.

(a) The Seller acknowledges and agrees that EFH may take any and all actions with respect to the Securities as it, in its sole and absolute discretion, may deemed to be advisable, including, without limitation, selling and buying some or all of the Securities within or among one or more depositary accounts, and creating and trading derivative instruments that are backed, in whole or in part, by the Securities. Any such sale or other disposition of any Securities shall be deemed to be fully authorized and approved by the Seller pursuant to this Agreement, and otherwise proper in all respects. EFH is under no obligation to sequester, hold, retain, or escrow the Securities in any manner, nor keep it apart from any other assets of EFH, and EFH may combine the Securities, in whole or in part, with any other assets.

(b) The Seller acknowledges that EFH has all rights associated with the Securities, including, without limitation, any rights offerings, options, warrants, or other distributions associated with the Securities, during the Term, starting when the Securities is received by EFH.

2.9 Payment of Repurchase Amount and Interest on Repurchase Date. The Seller agrees to pay to EFH the Repurchase Amount plus any other Obligations due to EFH, including without limitation, interest due on the Purchase Amount, shall be made on the Repurchase Date. If EFH has not received the full Repurchase Amount and all other Obligations due to EFH in immediately available funds before the close of business within ten (10) calendar days after the Repurchase Date, then subject to Section 3 below, the Seller shall pay to EFH a late charge equal to the five percent (5%) of the amount of the Repurchase Amount that is then due. Such late charges shall be assessed only once but shall be in addition to and cumulative with all other interest charges, rights, benefits and remedies available to EFH under any of the Transaction Documents on account of any default by Seller. If the overdue Repurchase Amount and other Obligations are not received by EFH within thirty (30) days of the original due date, EFH will send a notice to the Seller advising the Seller that the Agreement will terminate under the default provisions of this Agreement if the payments due are not received by EFH within five (5) days from the date such final notice was sent.

EFH is not required to apply the proceeds of the sale of any Securities that may occur during the Term to reduce the Repurchase Amount or any other Obligations.

2.10 Termination of the Agreement and Redelivery of the Securities. This Agreement shall terminate when all of the Seller’s Obligations have been paid in full. EFH confirms and will maintain its full ability to return the Securities (or their equivalent in accordance with this Section 2.10) at Repurchase. Within five business days of the Seller’s satisfaction of the Obligations, EFH shall reassign all right, title, ownership, and interest in Coinshares International Ltd. (CS.SS) shares of an identical class of securities, which Securities are equal to the number of shares which Seller would have owned as of the date of the repurchase. Provided, however, that this Agreement shall be reinstated if any payment in respect of the Obligations is rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be restored or returned by EFH for any reason. For the purpose of this Agreement a return of identical securities means a return of the Securities as modified as a result of any split-up, revision, reclassification, or other like change of the Securities. Any Securities tendered to cure a Valuation Event become part of the Securities and such Securities or cash payment are subject to redelivery at Repurchase.

2.11 Unless otherwise agreed, all money payable by one party to the other under this Agreement shall be paid without any withholding or deduction for or on account of any taxes or duties (a “Tax Deduction”) imposed, levied, or assessed by any tax authority, unless a Tax Deduction is required by law. If the Seller is required to make a Tax Deduction, the Seller shall make that Tax Deduction and any payment required in connection with that Tax Deduction to HM Revenue & Customs (“HMRC”) or any other relevant tax authority within the time allowed and in the minimum amount required by law and shall promptly deliver to EFH a receipt or other evidence issued by HMRC or the other relevant tax authority confirming that the Tax Deduction has been made or any appropriate payment has been paid to HMRC or that other tax authority. Seller shall cooperate with EFH in completing any procedural formalities required by EFH to receive any payment without, or to claim the refund of, any such Tax Deduction.

SECTION 3

SCOPE OF TRANSFER AND REDELIVERY OF THE SECURITIES

3.1 Transfer Absolute. The Seller hereby agrees that this Agreement shall be binding upon the Seller and any representatives, heirs, successors and assigns and that the transfer of the Securities to EFH hereunder shall be irrevocable and unconditional, subject to the Seller’s right to have the Securities redelivered pursuant to this Agreement. EFH may take any actions with respect to the Securities as EFH, in its sole and absolute discretion, may deem to be advisable.

3.2 Termination and Redelivery of the Securities. These agreements shall terminate, and redelivery shall occur in accordance with Section 2.10 above.

3.3 Risk of Loss. This Agreement and the Transaction Documents are not intended to, nor do they, reduce the risk of loss or opportunity for gain for the Seller. The Seller retains all opportunity for gain or loss on the Securities over the Term.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to EFH that:

4.1 No Liens or Restrictions. As of the date of this Agreement, the securities constituting the Securities are owned by the Seller free and clear of any Liens, and said Securities are free of any restriction, are freely tradable and transferable securities and do not have any restrictive legend.

4.2 Consents. This Agreement and all the other Transaction Documents executed by and to be executed by Seller constitute valid and binding obligations of Seller enforceable in accordance with its respective terms and are to be construed and interpreted as a whole, the same being part of an integrated transaction. To the Seller’s knowledge, no consent of any other party, and no consent, license, approval, or authorization of any governmental authority is required in connection with the borrowing by Seller hereunder, the execution, delivery, and performance of this Agreement, and any of the other Transaction Documents executed or to be executed in connection herewith.

4.3 No Conflicts. The sale and repurchase of the Securities by the Seller hereunder and the execution and delivery by the Seller of this Agreement and any other Agreement Documents executed and to be executed by Seller, do not conflict with or result in the breach of any agreement, mortgage or similar instrument under which Seller is bound, or, to Seller’s knowledge, any law, rule, or regulation of any governmental agency applicable to it.

4.4 Representations and Warranties. The Seller hereby represents and warrants as follows to the best of its knowledge and belief:

(a) The Seller has legal title to the Securities and is the sole record and beneficial owner of the Securities. The Seller has good and lawful authority to transfer all of the Securities in the manner hereby done or contemplated. The Securities are not now subject to any Liens, security interests, charges or encumbrances of any kind or nature. The Securities are not subject to any contractual, statutory, regulatory, or other restriction upon the transfer thereof, and no right, warrant or option to acquire any of the Securities exists in favor of any other Person.

(b) The Securities are freely tradable and transferable securities and do not bear any restrictive legend. No authorizations, approvals and consents, and no filings or registrations with any governmental or regulatory authority or agency or any other Person are necessary for the execution, delivery, or performance by the Seller of this Agreement or for the validity or enforceability hereof.

(c) Any information furnished by the Seller to EFH in connection with the negotiation and preparation of the Agreement Documents consists only of information in the public domain and does not contain any omissions or misstatements of fact which would make the statements contained therein misleading or incomplete in any material respect.

4.5 No Additional Liens. Seller covenants that so long as the Agreement or any Obligations to EFH remain outstanding and unpaid, the Seller shall not create, assume or suffer to exist any Lien of any kind upon any of the Securities.

4.6 No Advice. Seller represents that it has not been advised by EFH or its affiliates or representatives (including but not limited to Equities First London) in any way with respect to this Agreement and has placed no reliance on any statement from EFH or its affiliates or representatives concerning the legal, tax, financial, or other consequences of entering into this Agreement. Seller acknowledges that Equities First London acts solely as an introducer and representative of EFH in this Agreement and not as an advisor or representative of Seller. Seller understands and acknowledges that it should consult its own advisors and representatives to the extent that it has any questions concerning the legal, tax, financial, or other consequences of entering into this Agreement.

SECTION 5

REPRESENTATIONS AND WARRANTIES

EFH represents and warrants to Seller that:

5.1 Margin Stock. EFH is not engaged, directly or indirectly, in the business of providing credit for the purpose of purchasing or carrying any margin stock.

5.2 Short Selling. EFH is not engaged, directly or indirectly, in short selling any security by borrowing the shares from any entity or person and later buying shares in the same security, then returning the borrowed shares in an effort to make a profit and will not do so in respect of the Securities. EFH does and will not lend the Securities out to third parties for their use.

SECTION 6

APPOINTMENT OF AGENTS AND ACTIONS BY EFH

6.1 EFH’s Appointment of Agent and EFH’s Rights. EFH shall have the right to appoint one or more agents for the purpose of receiving possession of the Securities, which may be held in the name of EFH or any nominee of EFH or any agent appointed by EFH. EFH may combine the Securities with other assets and is under no obligation to sequester or escrow the Securities.

6.2 No Obligation to Apply Money or Funds Received Resulting from the Use of Securities. During the Term, and in the absence of an Event of Default, EFH has no obligation to apply money or funds resulting from the use, trading investment, or other disposition of any Securities to reduce the Repurchase Amount or another Obligation under the Master Securities Loan Agreement.

SECTION 7

DIVIDENDS AND VOTING RIGHTS

7.1 Dividends. The Seller shall receive from EFH a credit for all cash dividends, against any interest which is due on or before the date the dividend is paid. To the extent the cash dividend amount exceeds the interest then due and unpaid, after first crediting the cash dividend amount against such interest due and unpaid in the quarter in which the dividend amount is actually paid out to shareholders, EFH shall apply the excess dividend toward the next interest payment when due. Any excess remaining at Maturity shall be applied toward the Repurchase Amount then due.

7.2 Voting Rights and Powers. All voting or other such consensual rights and powers transfer to EFH. EFH will not exercise any voting or other such consensual rights or powers under the terms of this Agreement

SECTION 8

CONDITIONS TO EFH’S OBLIGATIONS

The obligation of EFH under this Agreement is subject to the satisfaction of the following conditions precedent (to the satisfaction of EFH):

8.1 Pre-Closing Deliveries. The Seller shall have delivered to EFH:

(i)	the Master Securities Loan Agreement duly executed by the Seller; and

(ii)	the stock in electronic form representing the Securities. Instructions for electronic transfer of stock to EFH are as follows:

Sub Custodian	[Sub Custodian Name]
Custodian BIC	[Custodian BIC]
Account Number	[Account Number]
Global Custodian BIC	[Global Custodian BIC]
Account Name	Equities First Holdings, LLC
Account Number	[Account Number]

8.2 Legal Matters. All matters and all documentation and other instruments prior to the date of this Agreement in connection with the Agreement shall be satisfactory in form and substance to EFH and its counsel, and counsel to EFH shall have received copies of all documents which it may reasonably request prior to the date of this Agreement in connection with the Agreement.

8.3 Regulations. The making of the Agreement by EFH to Seller and the execution, delivery and performance of any documents or agreements shall be in compliance with any applicable laws and government regulations imposed upon EFH and the Seller.

SECTION 9

EVENTS OF DEFAULT AND REMEDIES

9.1 Events of Default. An “Event of Default” shall exist if any one or more of the following shall occur:

(a)	Failure by Seller to pay the Interest, Repurchase Amount, or any other Obligations when due whether on the interest due date, the Repurchase Date or any earlier date resulting from acceleration subject to the additional time provided in Section 2.2 ( c) and Section 2.9 of the Agreement to cure the late payment; or

(b)	If any representation or warranty made by Seller in this Agreement or in any statement furnished at or in contemplation of the Closing Date or pursuant to this Agreement or any other Transaction Document shall prove to have been knowingly untrue or misleading, in each case, in any material respect at the time made; or

(c)	Default by Seller in the performance of or observance of any covenant or agreement contained in this Agreement or default in any other Transaction Document which is not cured within a reasonable time; or

(d)	If the class of securities provided as Securities is delisted or otherwise removed from a national or international securities exchange, or trading is halted for more than three (3) Exchange Business Days by a regulatory agency, except at the request of the issuer of the Securities or as required by law due to a material transaction or otherwise; or

(e)	If Seller shall make a general assignment for the benefit of creditors or consent to the appointment of a receiver, liquidator, custodian, or similar official of all or substantially all of its properties, or any such official is placed in control of such properties, or Seller admits in writing its inability to pay its debts as they mature; or (t) If the Transaction Documents shall at any time after their execution and delivery for any reason cease to be in full force and effect or shall be declared null or void, or the validity or enforceability thereof shall be contested by Seller; or

(g)	If a Valuation Event occurs and Seller fails to cure such Valuation Event as provided herein:

(1)	A Valuation Event occurs when the Fair Market Price (“FMP”) (the average of the last sale price on three (3) consecutive Exchange Business Days) of the Securities has fallen below the Default Floor.

(2)	If a Valuation Event occurs, EFH shall provide written notice of such event to the Seller and, upon receipt of such written notice, Seller shall have five (5) Exchange Business Days commencing on the date the written notice is received to top up the securities and cure the deficiency in value in cash or stock equivalent. Within such cure period, the Seller must cure this default by the delivery to the EFH of additional cash or shares of Coinshares International Ltd. (CS.SS) in the amount equal to such deficiency. EFH shall have the right to demand the payment of cash and shall have no obligation to accept shares of Coinshares International Ltd. (CS.SS) if EFH elects to demand a cure in the form of cash.

(3)	The provision of additional cash or shares serves to reduce, or buy down, the Default Floor to a new lower Default Floor for the Securities. Any additional shares or cash tendered to cure the Valuation Event are subject to redelivery at Maturity.

(h)	If EFH does not receive the Seller’s written Proof of Funds under Section 2.5(e) no later than fifty-eight (58) calendar days prior to the Maturity Date.

(i)	If EFH has not received the Extension Fee under Section 2.5 (c) within fifty-eight (58) calendar days prior to the original Maturity Date.

9.2 EFH’s Rights Upon an Uncured Event of Default. If at any time an Event of Default has occurred and is continuing beyond any applicable cure period, the non-Defaulting Party shall issue a written notice to the Defaulting Party specifying the relevant Event of Default (a “Default Notice”) and designate a day not earlier than the day such notice is effective as an early termination date due to default (“Default Early Termination Date”).

This Agreement and all obligations of EFH and the Seller hereunder shall terminate on the Default Early Termination Date.

In the event of any claim whatsoever or howsoever made by EFH against the Seller under or in connection with this Agreement, other than resulting from fraud or from willful breach or misrepresentation, EFH releases and discharges the Seller from any such claim and EFH will have recourse only to the Securities, any proceeds derived therefrom, from time to time, and the aggregate amount realized from any liquidation of or enforcement against the Securities.

SECTION 10

APPLICATION OF PROCEEDS OF SECURITIES IN EVENT OF DEFAULT

10.1 Application of Proceeds of Securities Upon Sale. If the Agreement terminates due to an Event of Default in accordance with Section 9.2 above, the EFH shall apply the proceeds of the sale of any Securities held by EFH at the time that EFH chooses to so exercise its rights in an Event of Default as follows:

(i)	first, to the payment of any amounts due and unpaid under the Master Securities Loan Agreement; and

(ii)	second, to satisfy the Obligations and to such other use as EFH may elect.

This section does not require that EFH apply the proceeds of the sale of any Securities that may occur during the Term to reduce the Repurchase Amount or any other Obligations in the absence of an Event of Default.

SECTION 11

TRANSFER TAXES

11.1 If any and if applicable, Seller shall promptly pay and account for transfer or similar duties or taxes chargeable in connection with the transfer of Purchased Securities and any equivalent Securities in respect thereof and shall promptly reimburse to EFH the amount of any liability incurred by it as a result of the Seller’s failure to do so.

11.2 Where additional Securities or any other securities are transferred by the Seller to EFH, or by EFH to the Seller, including in accordance with Section 0 or otherwise, the Seller shall promptly pay and account for any transfer or similar duties or taxes chargeable in connection with such transfer and shall promptly reimburse to EFH the amount of any liability incurred by EFH as result of the Seller’s failure to do so.

SECTION 12

ARBITRATION IN THE EVENT OF DISPUTE

12.1 Arbitration of Claims, Disputes, or Controversies. The parties shall endeavor to settle any dispute, controversy or claim arising out of or relating to this Master Securities Loan Agreement including the existence, validity, interpretation, performance, breach or termination thereof, or any dispute regarding non-contractual obligations arising out of or relating to it (“Dispute”) first by direct negotiation between the Seller and the managing directors or similar senior executives of EFH within 30 days after written notice has been sent by one party to the other party (the “Consultation Period”). However, if direct negotiation does not result in a resolution of the Dispute within the Consultation Period, either Party may require that the Dispute be referred to arbitration administered by The London Court of International Arbitration (LCIA) with a single arbitrator appointed pursuant to the applicable LCIA Arbitration Rules. The place of arbitration shall be in London, England. The award shall be final and legally binding on the Parties and shall be subject to enforcement in any courts having jurisdiction over the Parties.

SECTION 13

INDEMNITY AND LIMITATION OF LIABILITY

13.1 Either party shall indemnify and hold the other party harmless against any and all claims, demands, proceedings, suits, actions, damages, liabilities, losses, expenses, and costs (which shall include, without limitation all costs of defense, investigation and accounting and legal fees) to which the other party may become subject as a result of the defaulting party’s fraud, negligence or willful misconduct.

13.2 Neither party shall be liable for any indirect, incidental, or consequential loss or damages, including loss revenue or profits or losses arising from its normal course of business, even if a party has been advised of the possibility of such damages.

13.3 If applicable, Seller shall promptly pay and account for any transfer or similar duties or taxes chargeable in connection with the transfer of any shares or securities in respect thereof and shall promptly reimburse to EFH the amount of any liability incurred by it as a result of the Seller’s failure to do so.

13.4 Each provision of this Section operates independently and survives the termination of this Agreement.

SECTION 14

MISCELLANEOUS

14.1 Notices. All notices, requests or other communications to either of the parties by the other shall be in writing, sent by overnight mail by a reputable commercial carrier, or by electronic mail and shall be deemed duly given on the earlier of the date the same is delivered in person or when deposited in the mail, postage prepaid, to the following addresses, or to such other addresses as the addressee has by prior notice to the sender specified for the purpose in writing:

If to EFH:

Equities First Holdings, LLC

10 West Market Street

Suite 3050

Indianapolis, IN 46204

[Email]

If to the Seller:

Daniel Masters
[Address]
[Email]

Either party may designate by notice in writing to the other a new address to which notices, requests and other communications hereunder shall be given.

14.2 Acceleration of Repurchase Due to Change in Securities. “Change in Securities” shall mean and have occurred if substantially all of the stock or securities of the company which issued the Securities is acquired in a cash or stock and cash transaction and the stock or security representing the Securities ceases to be listed or traded on a national or international securities exchange or the OTC Bulletin Board Services, the National Quotation Bureau, Incorporated or a comparable service.

(a) In the event that a Change in Securities does occur, and the stock or securities of the company which issued the Securities is acquired in a cash or stock and cash transaction then the Repurchase Date for this Master Securities Loan Agreement is automatically accelerated so that the Obligations become payable 45 days after the actual acquisition and closing date of the Change in Securities event. Under those circumstances the Seller and the EFH agree to and shall proceed as follows:

(1) In the event that a Change in Securities does occur, the Securities will be valued by utilizing the final takeover price or acquisition price at the time of the Change in Securities closing date multiplied by the total number of shares which constituted Securities which were subject to such Change in Securities. This sum of the number of shares of Securities multiplied by the per share acquisition price, be it cash or cash plus stock valued as of the closing date of the Change in Securities event, shall represent the sole and only purchase price value of the Securities resulting from the Change in Securities.

(2) The Seller remains obligated under Section 2.9 (but subject to Section 3) herein to repay the Repurchase Amount plus any accrued or unpaid interest on the Repurchase Amount to the date that the Obligations become payable but said amounts will be subtracted by EFH from the purchase price value of the Securities as calculated in Section 14.2(a) above and deemed paid.

(3) The Seller is hereby additionally obligated to pay an Early Termination Fee, as calculated in Section 14.2(a)(4) below, as a result of this acceleration of Repurchase due to this change in Securities which deprives EFH of the essential benefits of its bargain rate but said amount will be subtracted by EFH from the purchase price value of the Securities as calculated in Section 14.2(a) above. Seller acknowledges that acceleration of Repurchase due to Change in Securities deprives EFH of the benefit of its negotiated bargain rate because EFH will forgo its expectation of earnings from the proceeds of rehypothecation or sale of the Securities and will be exposed to certain risks that Seller has agreed to bear under the terms of this Agreement.

(4) The Early Termination Fee shall be calculated and assessed using the following defined terms and formula:

(i)	“FMV” is defined as the Fair Market Value of the Securities as defined in this Agreement and reflected on the Closing Statement.

(ii)	the formula for calculating the Early Termination Fee is as follows:

FMV multiplied by 3%.

(5) In each event the Master Securities Loan Agreement is terminated at Repurchase.

(b) In the event that a Change in Securities occurs which results from the stock or securities of the company which issued the Securities being acquired in an all-stock transaction where substantially all of the stock or securities of the company which issued the Securities is acquired in a stock transaction and the new stock is traded on a national or international securities exchange and the stock or security representing the Securities ceases to be listed or traded on a national or international securities exchange or the OTC Bulletin Board Services, the National Quotation Bureau, Incorporated or a comparable service, then that new security, stock or share instrument is substituted for and becomes the Securities and there is no acceleration of the Repurchase date for the Master Securities Loan Agreement. The Master Securities Loan Agreement remains intact because there has been a substitution of Securities. At Repurchase the Seller remains obligated under the terms of the Master Securities Loan Agreement and EFH will be obligated to redeliver the Securities pursuant to Section 2.10 recognizing that the new security, stock or share instrument is substituted for and becomes the Securities. The number of shares to be redelivered shall be determined by multiplying the number of shares of the original Securities at the time of the Change in Securities by the number of shares of the acquiring stock tendered for each share of the Securities which would reflect the final buyout ratio of acquiring stock to the acquired stock.

14.3 Governing Law. This Agreement and all instruments delivered hereunder shall (including any non-contractual obligations arising out of or in connection with the same) be governed by and construed in accordance with the laws of England.

14.4 Further Assurances. Seller hereby agrees to execute and deliver such further instruments and documents as may be reasonably requested by EFH in order to carry out the transactions referred to herein. Seller agrees to take any action which EFH may reasonably request in order to obtain and enjoy the full rights and benefits granted to EFH by this Agreement.

14.5 Survival of Agreements. Except as herein provided, all agreements, representations and warranties made herein and in any certificate delivered pursuant hereto, shall survive the execution and delivery of this Agreement.

14.6 Waivers. No failure to exercise and no delay in exercising, any right, power or privilege under this Agreement or any agreement or instrument delivered to either party hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver of any provision of this Agreement shall be effective unless agreed to in writing by the parties and any such waiver shall not constitute a waiver in the future of any of the provisions of any of the foregoing documents, except as may be specifically provided in any such waiver. No course of dealing between Seller and EFH shall operate as a waiver of any of the rights of the parties under this Agreement.

14.7 Gender and Number. Unless the context otherwise requires, when used herein, the singular includes the plural, and vice-versa, and the masculine includes the feminine and neuter, and vice-versa.

14.8 Captions. Captions used herein are inserted for convenience only and shall not be given any legal effect.

14.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

14.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of EFH and the Seller and its respective successors and assigns. Upon a written request by the Seller to assign this Agreement to a third party, and after an acceptable standard due diligence review of the Assignee by EFH, EFH will allow the transfer and assignment of this Agreement.

14.11 Confidentiality.

(a) This Agreement is to be kept confidential and is not to be reproduced in any manner whosoever for persons other than the parties hereto. Each party agrees not to circumvent the legitimate interests of the other party and to maintain this transaction in strict confidentiality.

(b) Each Party (Receiving Party) agrees that in the course of performance of this Agreement it may obtain or otherwise become aware of information of a confidential nature pertaining to the business, finances, trade, operations, or other information (Confidential Information) belonging to or pertaining to the other party (Disclosing Party). The Receiving Party shall not disclose any part of the Confidential Information to any person other than its advisors, or any person whose knowledge is essential for the performance of this Agreement, who in each case will also be directed to keep the information confidential.

(c) The obligations specified in this Section 14.11 do not apply to any Confidential Information to the extent that it is now or subsequently becomes publicly available through no fault of the Receiving Party or which the Receiving Party can demonstrate was known to it before receipt from the Disclosing Party, or which is or has been received from another source without obligation as to confidentiality, or which is required to be disclosed by law or regulating authority, or which is or has been independently developed by the Receiving Party without reference to the information disclosed to it by the Disclosing Party. The provisions of this Section 14.11 shall survive the termination of this Agreement.

14.12 Force Majeure.

(a) Notwithstanding any provision of this Agreement, neither party shall be liable for its inability in performing any of its obligations hereunder (other than an obligation to make payment or to redeliver the Securities) if such inability is caused by or arises as a result of a Force Majeure Event. For the purposes of this Section 14.12 a Force Majeure Event means any circumstances beyond the reasonable control of the relevant party including, without limitation, inability or delay caused through acts of God, fire, flood, riot, industrial dispute of any kind (other than disputes involving that party’s own employees or the employees of an affiliate of that party), lightning, explosion, civil commotion, malicious damage, storm, tempest, acts or omissions of communications carriers or any third party, act of government or other regulatory authority, acts or omissions of persons or bodies for whom the party affected thereby is not responsible, and any other circumstances beyond the reasonable control of the relevant Party.

(b) The Party affected by the Force Majeure Event shall promptly notify the other of the estimated extent and duration of such inability to perform its obligations hereunder and in the event that this Agreement cannot be performed according to its terms for a continuous period of one (1) month by reason of such Force Majeure Event, the other Party shall be entitled to terminate this Agreement forthwith without any liability whatsoever to the other.

14.13 Entire Agreement. This Agreement, including all annexures, exhibits, schedules, and amendments, contains the entire agreement between the parties as to the issues addressed herein and supersedes all previous understandings and agreements between the parties, whether oral or written, as to the same issues. The parties hereby acknowledge and represent that they have not relied on any representation, assertion, guarantee, explanation, warranty, collateral contract, or other assurance, except those set out in this agreement, made by or on behalf of any other party or any other person or entity whatsoever, prior to the execution of this agreement. The parties hereby waive all rights and remedies, at law or in equity, arising or which may arise as the result of a party’s reliance on such representation, assertion, guarantee, explanation, warranty, collateral contract, or other assurance.

14.14 Amendments. Amendments to this Agreement (including the adding or updating of any Annex, appendices, annexures, or schedule) shall not be effective unless in writing and signed by authorized signatories on behalf of both parties.

14.15 Third Party Rights. No person shall have any right to enforce any provision of this Agreement under the Contracts (Rights of Third Parties) Act 1999.

IN WITNESS WHEREOF, the parties hereto have caused this Master Securities Loan Agreement to be duly executed as of the day and year written below. It is specifically agreed and understood that this Agreement shall not be binding upon the parties until the date it is actually signed by both parties, and the effective date of the Agreement shall be the date when it is last signed.

SELLER:

DANIEL MASTERS

/s/ Daniel Masters
Signature

Daniel Masters
Printed Name

28/08/2023
Date

EFH:

EQUITIES FIRST HOLDINGS, LLC

Signature

Printed Name

Title

Date

Closing Statement [Date]

Re:	Master Securities Loan Agreement (the “Agreement”) by and between Daniel Masters (“Seller”) and Equities First Holdings, LLC (“EFH”)

To:	Daniel Masters
[Address]
[Email]

This comprises the Closing Statement referred to in the Agreement. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement. No further or additional Closing Statement shall be provided with respect to the Agreement set forth in the Agreement. The Closing Date of the Agreement shall be [Closing Date].

On [Date], you delivered [●] Securities of Coinshares International Ltd. (CS.SS) to EFH’s Account pursuant to the Share Possession Agreement dated [●], 2023. The average of the last sale price of [●] Coinshares International Ltd. (CS.SS) on three consecutive Exchange Business Days starting on [Date] ([●] SEK, [●] WSJ, $[●] USD; [●] SEK, [●] WSJ, $[●] USD; and [●] SEK, [●] WSJ, and $[●] USD) is $[●] USD. Accordingly, and calculated based upon a 63% of the Fair Market Value, the Purchase Amount to be paid to Seller on the Closing Date under the Agreement will be as follows:

Purchase Amount of the Agreement	$_________	USD
Placement Fee (2%)	$_________	USD
Less Advanced Funds	$(_________ )	USD
Net Purchase Amount payable to Seller	$_________	USD

The transaction shall mature, and the Purchase Amount together with all accrued interest thereon shall be due and payable three (3) years subsequent to the Closing Date in accordance with Section 2.5.

The Net Purchase Price will be transmitted to you on the Closing Date in accordance with the payment instructions provided in Section 2.6 of the Agreement. Specifically, to the following:

Bank/Institution Name	[Bank Name]
SWIFT Code	[Bank SWIFT Code]
Account Number	[Account Number]
Account Name	Mr. D L Masters
Correspondent Bank	[Correspondent Bank Name]
SWIFT Code	[Correspondent Bank SWIFT Code]

The first quarterly interest payment due under the Agreement will be due on [Date]. Please ensure timely payment of this interest payment.

Equities First Holdings LLC appreciates your business and please do not hesitate to contact us at any time should you have any questions or concerns.